EXHIBIT 99.1

J.Jill, Inc. Appoints Shelley Milano to Board of Directors
Quincy, MA – June 10, 2020 – J.Jill, Inc. (NYSE:JILL) today announced the appointment of Shelley Milano to its Board of Directors, effective immediately.

 “Shelley is an established industry leader with impeccable credentials, and she perfectly complements the skills and expertise of our current Board,” said Michael Rahamim, J.Jill’s Chairman. “Our ability to attract such an accomplished leader is a testament to the continued strength of our brand, and it reinforces our commitment to all of our stakeholders.”

“I am excited to be joining J. Jill's Board of Directors,” said Ms. Milano. “I recognize that J.Jill occupies an important place in the market and serves an important role in its customers’ lives. I look forward to working alongside the Board and the management team as we build on the legacy of the brand and work to find solutions to the challenges facing retailers today.”

Ms. Milano is Executive Vice President, Chief Human Resources Officer for L Brands, owner of the Victoria’s Secret, PINK and Bath & Body Works brands. Before assuming this position, she served as the company’s Senior Vice President and General Counsel. Prior to joining L Brands in 2015, Ms. Milano served in executive leadership positions with Eddie Bauer, Inc., Starbucks Corporation and Honda of America Manufacturing, Inc. Ms. Milano is a member of the Boards of Directors of Urban Hardwoods and Bartell Drugs.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through more than 280 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com.